Exhibit 99.1

AUDIBLE® ANNOUNCES REVERSE STOCK SPLIT EFFECTIVE TOMORROW

WAYNE, NJ, JUNE 16, 2004- Audible, Inc. (OTC BB: ADBL), the leading provider of digitally delivered spoken word audio, today announced that it completed a shareholder approved 1-for-3 reverse stock split effective at the open of the market tomorrow, June 17, 2004. Pursuant to the reverse split, Audible's trading symbol will temporarily change to ADBL.d.

Today's announcement is in accordance with the Company's plans to return to the Nasdaq SmallCap Market within 4 to 6 weeks from May 9, 2004, the date of Nasdaq's receipt of Audible's relisting application, with the intention to eventually transition to the Nasdaq National Market. Shareholders of Audible stock approved the authorization of a reverse split of its common stock and common stock equivalents at the Company's annual meeting on June 3, 2004.

Each outstanding share of common stock will automatically convert into one-third of a share of common stock, respectively, thereby reducing the number of shares of common stock outstanding from approximately 63.8 million to 21.3 million. In lieu of fractional shares, stockholders will receive a cash payment based on the closing sales price of the Company's common stock on the effective date of the reverse split as reported on the over-the-counter bulletin board.

Shareholders of record will receive Letters of Transmittal and related instructions from Audible's transfer agent, American Stock Transfer and Trust Company. Shareholders who keep their shares in street name with brokerage firms will have their accounts adjusted by their respective brokers. Questions and requests for Letters of Transmittal should be directed to Shareholder Relations at American Stock Transfer and Trust Company at (800) 937-5449 or +1(212) 936-5100.

About Audible, Inc.:

Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 48,000 hours of audio programs from more than 165 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store's pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Creative Labs, Gateway, Inc., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., RealNetworks, Inc., Rio Audio, Roxio, Inc., Sony Electronics, Texas Instruments Inc., and VoiceAge Corp.

Audible, www.audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible's limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.

Contact:
Audible, Inc.
Jonathan Korzen, 973/837-2718
jkorzen@audible.com